As filed with the U.S. Securities and Exchange Commission on June 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MYOMO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0944526
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

137 Portland St., 4th Floor

Boston, Massachusetts 02114

(617) 996-9058

(Address of Registrant’s Principal Executive Offices)

Myomo, Inc. 2018 Stock Option and Incentive Plan

(Full title of the plan)

Paul R. Gudonis

President and Chief Executive Officer

Myomo, Inc.

137 Portland St., 4th Floor

Boston, Massachusetts 02114

(617) 996-9058

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

James Xu, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On April 6, 2023, the Board of Directors of Myomo, Inc. (the “Company”) approved Second Amendment (the “Second Amendment”) to the Myomo, Inc. 2018 Stock Option and Incentive Plan, as amended (the “2018 Plan” and as amended by the Second Amendment, the “Amended 2018 Plan”), subject to stockholder approval at the Company’s 2023 Annual Meeting of Stockholders, to increase the number of shares reserved for issuance by 1,100,000 shares of common stock, par value $0.0001 per share of the Company (the “Common Stock”) under the Amended 2018 Plan (inclusive of the annual evergreen increase on each of January 1, 2019 through January 1, 2023, under the 2018 Plan) (the “Plan Increase”). On June 7, 2023, the Plan Increase was approved by the Company’s stockholders at the 2023 Annual Meeting of Stockholders.

The Company is filing this Registration Statement on Form S-8 to register an additional 1,255,266 shares of Common Stock, consisting of (i) 1,100,000 shares pursuant to the Plan Increase and (ii) 155,266 unallocated shares under the 2018 Plan, which were added to the shares authorized for issuance under the 2018 Plan pursuant its evergreen provisions and/or as a result of awards under the Company’s equity incentive plans that were forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise). Such additional shares are of the same class as other securities relating to the 2018 Plan for which the Company’s registration statement filed on Form S-8 (Registration No. 333-225952) on June 28, 2018, is effective. The information contained in the Company’s registration statement on Form S-8 (Registration No. 333-225952) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Eighth Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 2.3 contained in the Registrant’s Form 1-A filed on January 6, 2017).

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 2.4 contained in the Registrant’s Form 1-A filed on January 6, 2017).

4.3	Certificate of Amendment to the Eighth Amended and Restated Certificate of Incorporation, as amended, of Myomo, Inc., filed with the Secretary of the State of Delaware on January 30, 2020 (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Form 8-K filed on January 30, 2020).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Marcum LLP, independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-1 of this Registration Statement on Form S-8).

99.1	Myomo, Inc. 2018 Stock Option and Incentive Plan and form of award agreements (incorporated by reference to Appendix A contained in the Registrant’s Definitive Proxy Statement filed on April 26, 2018).

99.2	Amendment No. 1 to the Myomo, Inc. 2018 Stock Option and Incentive Plan (incorporated by reference to Exhibit A contained in the Registrant’s Definitive Proxy Statement filed on April 28, 2020)

99.3*	Amendment No. 2 to the Myomo, Inc. 2018 Stock Option and Incentive Plan.

107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Commonwealth of Massachusetts, on the 28th day of June, 2023.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Paul R. Gudonis
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul R. Gudonis and David Henry, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of Myomo, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul R. Gudonis Paul R. Gudonis	Chairman, Chief Executive Officer and President (Principal Executive Officer)	June 28, 2023

/s/ David Henry David Henry	Chief Financial Officer (Principal Accounting and Financial Officer)	June 28, 2023

/s/ Thomas A. Crowley, Jr. Thomas A. Crowley, Jr.	Director	June 28, 2023

/s/ Thomas F. Kirk Thomas F. Kirk	Director	June 28, 2023

/s/ Amy Knapp Amy Knapp	Director	June 28, 2023

/s/ Milton M. Morris Milton M. Morris	Director	June 28, 2023

/s/ Yitzchak Jacobovitz Yitzchak Jacobovitz	Director	June 28, 2023